Exhibit 99.2

HISTOGENICS CORPORATION ANNOUNCES PRICING OF PUBLIC OFFERING OF

COMMON STOCK AND WARRANTS

WALTHAM, Mass., October 5, 2018 /GLOBE NEWSWIRE/ – Histogenics Corporation (Histogenics) (Nasdaq: HSGX), a leader in the development of restorative cell therapies, today announced the pricing of an underwritten public offering of 26,155,000 shares of its common stock and warrants to purchase up to 19,616,250 shares of common stock, at a combined purchase price of $0.65 per share of common stock and accompanying warrant. The gross proceeds to Histogenics from this offering are expected to be $17.0 million, before deducting underwriting discounts and commissions, and offering expenses payable by Histogenics. The warrants are exercisable immediately upon issuance at a price of $0.70 per share of common stock and have a term of five years commencing on the date of issuance. The offering is expected to close on or about October 10, 2018, subject to customary closing conditions.

All of the securities in the offering are being sold by Histogenics. Histogenics intends to use the net proceeds from the offering to complete the biologics license application submission relating to NeoCart, prepare for commercialization of NeoCart following approval by the U.S. Food and Drug Administration, if at all, and for general corporate purposes.

Canaccord Genuity LLC and BTIG, LLC are acting as the joint book-running managers for the offering. H.C. Wainwright & Co., LLC is acting as the co-manager for the offering. CIM Securities, LLC acted as a financial advisor to Histogenics in connection with the offering.

A shelf registration statement on Form S-3 (File No. 333-216741) relating to the public offering of the shares of common stock and the accompanying warrants to purchase shares of common stock described above was filed with the Securities and Exchange Commission (the SEC) and declared effective by the SEC on March 30, 2017. A prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and made available on the SEC’s web site at www.sec.gov. A copy of the prospectus for the offering can be obtained by contacting Canaccord Genuity LLC, 99 High Street, Suite 1200, Boston, MA 02110, Attn: Equity Syndicate Department, by telephone at (617) 371-3900 or by e-mail at prospectus@canaccordgenuity.com, or BTIG, LLC, 825 Third Avenue, 32nd Floor, New York, NY, 10022, or by telephone at (212) 593-7555 or by e-mail at equitycapitalmarkets@btig.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Histogenics Corporation

Histogenics (Nasdaq: HSGX) is a leader in the development of restorative cell therapies that may offer rapid-onset pain relief and restored function. Histogenics’ lead investigational product, NeoCart, is designed to rebuild a patient’s own knee cartilage to treat pain at the source and potentially prevent a patient’s progression to osteoarthritis. NeoCart is one of the most rigorously studied restorative cell therapies for orthopedic use. NeoCart is designed to perform like articular hyaline cartilage at the time of treatment, and as a result, may provide patients with more rapid pain relief and accelerated recovery as compared to the current standard of care. Histogenics’ technology platform has the potential to be used for a broad range of additional restorative cell therapy indications.

Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the public offering of Histogenics’ common stock and warrants. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ, including the satisfaction of customary closing conditions related to the public offering, as well as other factors, are discussed in the risks and uncertainties detailed from time to time in Histogenics’ filings with the Securities and Exchange Commission, including without limitation, under Histogenics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Histogenics undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Investor Relations

Tel: +1 (781) 547-7909

InvestorRelations@histogenics.com